UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 5, 2006

SCM MICROSYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-29440	77-0444317

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

466 Kato Terrace Fremont, California 94539

(Address of Principal Executive Offices) (Zip code)

Registrant’s Telephone Number, Including Area Code:  (510) 360-2300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On April 5, 2006, SCM Microsystems, Inc. (SCM) entered into an agreement with the Kudelski Group (Kudelski) to sell its Digital TV solutions business to Kudelski for a total expected consideration of $11 million in cash. The consideration includes $9 million payable at the closing of the transaction and an additional $2 million payable upon completion of agreed milestones for certain product development currently in process by SCM. No assurance can be made that this contingent payment will be made. The transaction is subject to certain closing conditions and is expected to close in the next 30 to 45 days.

Under the terms of the agreement, SCM will sell substantially all of the assets that relate to its Digital TV solutions business, including its office building in La Ciotat, France, certain inventory, contracts, trademarks and intellectual property. In addition, approximately 40 SCM employees in France, Germany and Singapore are expected to join Kudelski. The products that Kudelski is acquiring include SCM’s DVB and OpenCable compliant conditional access modules, used to securely decrypt digital television broadcasts, as well as controller chips used in set-top boxes that interface with the decryption modules.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release issued by SCM Microsystems, Inc. on April 6, 2006

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2006	SCM MICROSYSTEMS, INC.

	By:	/s/ Stephan Rohaly

Stephan Rohaly, Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release announcing agreement to sell Digital TV solutions business to Kudelski